Exhibit 10.16
Dropbox, Inc. 333 Brannan St.
San Francisco, CA 94107

September 28, 2019

Dear Bharat:

Offer of Employment by Dropbox, Inc.

On behalf of Dropbox, Inc. (“Dropbox”), we are pleased to offer you full-time employment at our San Francisco, CA, USA location commencing on October 22, 2019. You will initially have the position of SVP and CTO, and will initially report to the CEO. The terms of this offer are as follows:

1.	Compensation.

Salary. Your starting annualized salary will be $500,000.00 per year, paid in accordance with Dropbox’s normal payroll procedures.

Bonus. You will be eligible to receive an annual bonus of 100% of your base salary, contingent upon Dropbox’s annual performance and your annual performance rating. No bonus will be earned or received unless you're still employed on the payment date. If you have been employed by Dropbox for less than a year, any bonus earned will be prorated. If you start on or after November 1 of your starting year, you will not be eligible for the bonus for that year but will be eligible in future years, subject to the bonus policy.

Equity. We will recommend to the Dropbox Board of Directors (or its delegate) that you be awarded a total of 1,053,108 shares of restricted stock (RSAs) under Dropbox's equity incentive plan. This award is further subject to the aforementioned approval and the promise to recommend the approval does not create an obligation for Dropbox to issue any equity to you. Further details on the equity plan and any specific award will be provided upon the aforementioned approval of the award.

2.Benefits. You and your family will be eligible to participate in Dropbox’s standard employee benefits plans as they are provided to San Francisco, CA, USA employees to the extent that you meet their eligibility criteria. Dropbox reserves the right to modify the terms of your employment, as well as any of the terms set forth in this letter or in any other policy, letter or agreement, at any time in the future.

3.Proprietary Information. As an employee of Dropbox, you will have access to certain confidential information of Dropbox and you may, during the course of your employment, develop certain information or inventions that will be Dropbox property. To protect Dropbox’s interests, you will need to sign Dropbox's standard "Employee Invention Assignment and Confidentiality Agreement" (“EIACA”) as a condition of your employment. We do not want you to, and we direct you not to, bring with you any confidential or proprietary material of any former employer or other party or to violate any other obligations you may have to any former employer or other party. You represent that your signing of this offer letter, agreement(s) concerning equity incentives granted to you, if any, and Dropbox's EIACA and your commencement of employment with Dropbox will not violate any agreement currently in place between you and current or past employers or other parties.

4.Duty Not to Compete. During the period that you render services to Dropbox, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Dropbox. You will disclose to Dropbox in writing any other employment, business or activity that you are currently associated with or participate in that competes with Dropbox. During the period that you render services to Dropbox, you will not assist any other person or organization in competing with Dropbox or in preparing to engage in competition with the business or proposed business of Dropbox.

5.At-Will Employment. If you decide to accept our offer, and we hope that you will, you will be an at-will employee of Dropbox, which means the employment relationship can be terminated by either you or Dropbox for any reason, at any time, with or without prior notice or cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit program should not be regarded as assuring you of continuing employment for any period of time. Any modification or change in your at-will employment status may only occur by a written employment agreement signed by you and Dropbox’s Chief Executive Officer.

6.Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within Dropbox. The Severance Agreement will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with Dropbox. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that Dropbox may have in effect from time to time.
7.Authorization to Work. Within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact your supervisor.

Arbitration (Not applicable to Sexual Harassment or Discrimination Claims). Except as explained in this paragraph, you and Dropbox shall submit to mandatory and exclusive binding arbitration any and all controversies or claims arising from, or relating to, your employment with Dropbox and/or the termination of your employment that are based upon any federal, state or local ordinance, statute, regulation or constitutional provision. The sole exceptions are claims for workplace sexual harassment and/or discrimination; claims under applicable workers’ compensation law; unemployment insurance claims; actions seeking provisional remedies pursuant to California Code of Civil Procedure Section 1281.8 or equivalent laws in other jurisdictions; and/or claims expressly prohibited by law from being subject to binding arbitration (the “Excluded Claims”). While you’re not required to arbitrate any of the Excluded Claims, you may choose to do so if you’d like once a dispute arises. It’s entirely up to you. Also, you agree to submit any of the Excluded Claims to pre-suit mediation before filing any civil action alleging such claim(s). This way the parties have an early opportunity to try and reach an amicable resolution of their dispute. The mediation will be with a mutually selected neutral mediator from JAMS and Dropbox will pay all reasonable mediation fees. If either Dropbox or you brings both arbitrable and non-arbitrable claims in the same or related action, both agree that the non-arbitrable claims shall be stayed until the conclusion of arbitration, to the extent allowed by law.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY    IN    REGARD    TO    CLAIMS    SUBJECT    TO    ARBITRATION    UNDER    THIS AGREEMENT. You and Dropbox agree that the arbitrator shall have the sole authority to determine the arbitrability of all claims. You also agree that any arbitrable claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any arbitrable claims with the claims of any other person in a class or collective action. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor). However the parties agree that, to the fullest extent permitted by law and consistent with this agreement, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. Such arbitration shall be governed by the Federal Arbitration Act and conducted through JAMS in San Francisco, California, before a single neutral arbitrator, in accordance with the employment arbitration rules in effect at that time. The JAMS Employment Arbitration Rules may be found and reviewed at https://www.jamsadr.com/rules-employment-arbitration/. If you are unable to access these rules, please let me know and I will provide you a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.Background Check. This offer is contingent upon satisfactory verification of criminal, education, and employment background. This offer can be rescinded based upon information received through this verification.

9.Confidentiality. Until such time as Dropbox discloses the contents of this offer in a filing with the Securities and Exchange Commission, neither party shall disclose the contents of this offer without first obtaining the prior written consent of the other party (except for the above- referenced filing by Dropbox), provided, however, that you may disclose this offer to your spouse, attorney, financial planner or tax advisor if you require such person(s) to keep the terms hereof confidential, or otherwise as required by law.

10.Protected Activity Not Prohibited. Nothing in this offer or in any other agreement between you or Dropbox, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this offer, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this offer or in any other agreement between you and Dropbox, as applicable, you understand that you are not required to obtain authorization from Dropbox prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise Dropbox as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information (within the meaning of the EIACA) to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Dropbox attorney-client privileged communications, and that any such disclosure without Dropbox’s written consent will constitute a material breach of this offer agreement.

11.Complete Agreement. This offer letter and the EIACA constitute the entire agreement relating to your employment and supersedes all prior offers, written or oral, with respect to your employment by Dropbox. This agreement may only be modified by an agreement in writing signed by both parties.

12.Acceptance. This offer will remain open until September 30, 2019 and is contingent upon you beginning continuous full-time employment by the commencement date above. This offer, except to the extent governed by the Federal Arbitration Act, will be governed by San Francisco, CA, USA law. Your signature will acknowledge that you have read and understood and agree to the terms of this offer and any attachments.

We look forward to welcoming you to Dropbox.

Very truly yours,

/s/ Drew Houston
Drew Houston
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Bharat Mediratta Bharat Mediratta	9/30/2019 Date Signed